Exhibit 3.5

MEMORANDUM OF ASSOCIATION OF KOSMOS ENERGY HOLDINGS (Company Limited by Guarantee and not having a share capital)	[SEAL]

1.           The name of the Company is Kosmos Energy Holdings.

2.           The registered office will be situate at the offices of Huntlaw Corporate Services Ltd., P.O. Box 1350 GT, the Huntlaw Building, Fort Street, George Town in the Island of Grand Cayman or at such other place in the Cayman Islands as the directors may from time to time decide.

3.           The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (2003 Revision).

4.           Except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person of full capacity or body corporate in any part of the world whether as principal, agent, contractor or otherwise irrespective of any question of corporate benefit as provided by Section 27 (2) of the Companies Law (2003 Revision).

5.           The liability of the Members is limited.

6.           Every Member (as defined in the Articles of Association) of the Company undertakes to contribute to the assets of the Company in the event of its being wound up while he is a Member, or within one year after he ceases to be a member, for the payment of the debts and liabilities of the Company contracted before he ceases to be a Member, and the costs, charges and expenses of winding up the same, and for the adjustments of the rights of the contributories among themselves, such amount as may be required not exceeding One United States Dollar (US$ 1.00).

7.           The Company may exercise the power contained in Section 226 of the Companies Law (2003 Revision) to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

The Subscriber whose name and address is subscribed herein is desirous of being formed into a Company limited by guarantee in pursuance of this Memorandum of Association, the Subscriber agrees to take a Membership Interest in the Company.

DATED the 5 day of March Two Thousand and Four.

NAME OF
SUBSCRIBER	ADDRESS	OCCUPATION
Huntlaw Nominees Ltd.	P.O. Box 1350GT Grand Cayman Cayman Islands	Company

/s/ Sarah Bolton
Signed: Sarah Bolton

WITNESS TO THE ABOVE SIGNATURE:

/s/ Sally Castro
Sally Castro

[SEAL]

[SEAL]